Exhibit 99.1

Mach Natural Resources LP Reports Third Quarter 2026 Results; Declares Quarterly Cash Distribution of $0.22 Per Common Unit; Provides 2027 Outlook

OKLAHOMA CITY, Oklahoma, November 5, 2026 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) today reported financial and operating results for the three months ended September 30, 2026. The Company also announced its quarterly cash distribution and provided its full-year 2027 outlook.

Third Quarter 2026 Highlights

●	Averaged total net production of 147 thousand barrels of oil equivalent per day (“Mboe/d”), with Mach on track to achieve its full-year 2026 production guidance

●	Lease operating expense of $6.49 per barrel of oil equivalent (“Boe”)

●	Reported net income and Adjusted EBITDA(1) of $10 million and $183 million, respectively

●	Generated net cash provided by operating activities of $135 million

●	Incurred total development costs of $126 million

●	Declared a quarterly cash distribution of $0.22 per common unit

Recent Highlights

●	Post quarter-end, Mach reduced its operated rig count from three to one and remains positioned to achieve a full-year 2026 reinvestment rate under 50%

●	Raised $35.5 million year-to-date 2026 in gross proceeds from the Company’s at-the-market equity program with net proceeds of $34.6 million applied toward debt reduction

“Mach is on track with its 2026 plan,” said Tom L. Ward, Chief Executive Officer. “With reduced capital spending currently underway in the fourth quarter, we remain positioned to achieve a full-year reinvestment rate under 50% which will translate to a significant increase in our fourth quarter per-unit cash distribution. Since 2024, we have delivered a yield nearly four times the peer average, and over the last five years we have generated a cash return on capital invested averaging 35%. Mach’s results are the reflection of a company built to deliver the highest possible cash distributions while maintaining a disciplined reinvestment rate, a lean cost structure and a strong balance sheet.”

Mr. Ward continued, “The durable asset base we have built since 2018 through nearly two dozen disciplined acquisitions will continue to reward our unitholders. With 2.8 million acres and years of high-quality inventory across three world-class basins, we have optimized our 2027 plan around the favorable oil outlook. We will allocate the vast majority of capital to our Oswego play and remain opportunistic on the material gas upside of our portfolio. We are confident in the flexibility of our business model and look forward to distinguished cash returns in 2027.”

Third Quarter 2026 Financial Results

Mach reported total revenue and net income of $319 million and $10 million in the third quarter of 2026, respectively. Additionally, during the third quarter, the average realized price was $85.84 per barrel of oil, $2.17 per Mcf of natural gas, and $30.02 per barrel of natural gas liquids (“NGLs”). These prices exclude the effects of derivatives.

Third Quarter 2026 Operational Results

During the third quarter of 2026, Mach achieved average oil equivalent production of 147 Mboe/d, which consisted of 15% oil, 69% natural gas and 16% NGLs. Also, for the third quarter of 2026, Mach’s production revenues from oil, natural gas, and NGLs sales totaled $360 million, comprised of 49% oil, 34% natural gas, and 17% NGLs.

The Company spud 12 gross (8 net) operated wells and brought online 10 gross (6.3 net) operated wells in the third quarter of 2026.

Mach’s lease operating expense in the third quarter of 2026 was $88 million, or $6.49 per Boe. Mach incurred $57 million, or $4.24 per Boe, of gathering and processing expenses in the third quarter of 2026. Furthermore, during the third quarter of 2026, production taxes as a percentage of oil, natural gas, and NGL sales were approximately 4.5%, midstream operating profit was approximately $5 million, general and administrative expenses—excluding equity-based compensation of $3 million—was $6 million, and interest expense was $26 million.

In the third quarter of 2026, Mach’s total development costs were $126 million, including $120 million of upstream capital and $6 million of other capital (including midstream and land).

Distributions

Mach announced today that the board of directors of its general partner declared a quarterly cash distribution for the third quarter of 2026 of $0.22 per common unit. The quarterly cash distribution is to be paid on November 30, 2026, to common unitholders of record as of the close of trading on November 16, 2026.

2027 Outlook

Today the Company provided guidance for full-year 2027. The Company plans to spend $275 million to $325 million in total capital for development, while upholding Mach’s targeted reinvestment rate of no more than 50% of operating cash flow. The 2027 forecast for total production is expected to range between 134 MBoe/d to 142 MBoe/d. Additional details of Mach’s forward-looking guidance are available on the Company’s website at www.machnr.com.

Conference Call and Webcast Information

Mach will host a conference call and webcast at 9:00 a.m. Central (10:00 a.m. Eastern) on Friday, November 6, 2026, to discuss its third quarter 2026 results. Participants can access the conference call by dialing 877-407-2984. A webcast link to the conference call will be provided on the Company’s website at www.ir.machnr.com. A replay will also be available on the Company’s website following the call.

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas company focused on the acquisition, development and production of oil, natural gas, and NGL reserves. The Company operates a diversified portfolio across the Anadarko, Permian and San Juan Basins. For more information, please visit www.machnr.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Non-GAAP Financial Measures and Disclosures

This press release includes non-GAAP financial measures. Pursuant to regulatory disclosure requirements, Mach is required to reconcile non-GAAP financial measures to the related GAAP information. Reconciliations of these non-GAAP measures are provided below. Reconciliations of these non-GAAP measures, along with other financial and operational disclosures, are also within the supplemental tables that are available on the Company’s website at www.machnr.com and in the related Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Adjusted EBITDA(1)

Mach includes in this press release the supplemental non-GAAP financial performance measure Adjusted EBITDA and provides the Company’s calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the Company’s most directly comparable financial measure calculated and presented in accordance with GAAP. The Company defines Adjusted EBITDA as net (loss) income before (1) interest expense, net, (2) depreciation, depletion, amortization and accretion, (3) unrealized loss (gain) on derivative instruments, (4) impairment of oil and gas properties, (5) loss on debt extinguishment, (6) equity-based compensation expense, and (7) gain on sale of assets, net.

Adjusted EBITDA is used as a supplemental financial performance measure by Mach’s management and by external users of Mach’s financial statements, such as industry analysts, investors, lenders, rating agencies and others, to more effectively evaluate the Company’s operating performance and results of operation from period to period and against Mach’s peers without regard to financing methods, capital structure or historical cost basis. Mach excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA is not a measurement of Mach’s financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of the Company’s operating performance. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that Mach’s results will be unaffected by unusual items. The Company’s computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

Reconciliation of GAAP Financial Measure to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2026	2025	2026	2025
Net Income (Loss) Reconciliation to Adjusted EBITDA:
Net income (loss)	$10,242	$(35,654)	$73,417	$69,893
Interest expense, net	25,539	16,878	73,952	46,392
Depreciation, depletion, amortization and accretion	97,379	65,578	293,781	196,261
Unrealized loss (gain) on derivative instruments	46,915	(15,124)	108,993	(21,335)
Impairment of oil and gas properties	—	90,430	—	90,430
Loss on debt extinguishment	—	—	—	18,540
Equity-based compensation expense	3,463	2,133	10,425	6,348
Gain on sale of assets	(77)	(35)	(252)	(202)
Adjusted EBITDA	$183,461	$124,206	$560,316	$406,327

Cautionary Note Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Specific forward-looking statements include statements regarding the Company’s projected results of operating, financial position, growth opportunities and reserve estimates. These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, the Company’s future financial condition, results of operations, strategy and plans; changes in capital markets and the ability of the Company to finance operations in the manner expected; the effects of commodity prices; and the risks of oil and gas activities. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and NGL reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; the potential for significant new tariffs and their impact on global oil, natural gas and NGL markets; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the SEC, including “Risk Factors” in the Company’s Annual Report on Form 10-K and any additional subsequent reports and other documents on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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